                                                      EDISON INTERNATIONAL
                                                     STOCK OPTION RETENTION
                                                         EXCHANGE OFFER

                                         Text of Slides for Question and Answer Meetings

STOCK OPTION RETENTION EXCHANGE OFFER (header on each slide)

Slide 1

ALTHOUGH THE EIX COMPENSATION AND EXECUTIVE PERSONNEL COMMITTEE HAS APPROVED THE EXCHANGE OFFER, NO RECOMMENDATION IS MADE BY
THE EIX BOARD OF DIRECTORS, BY THE EIX COMPENSATION AND EXECUTIVE PERSONNEL COMMITTEE, BY EIX, OR BY ANY OTHER AFFILIATE AS TO
WHETHER YOU SHOULD ACCEPT OR REJECT THE EXCHANGE OFFER.  YOU MUST MAKE YOUR OWN DECISION TO ACCEPT OR REJECT THE EXCHANGE OFFER.

THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON THE COMPANY'S BEHALF AS TO WHETHER YOU SHOULD ACCEPT
THE EXCHANGE OFFER.  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS CIRCULAR AND THE INFORMATION CONTAINED IN THE
DOCUMENTS EXPRESSLY REFERRED TO IN THIS CIRCULAR.  THE COMPANY HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE
ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND THE REPRESENTATIONS CONTAINED IN THIS
CIRCULAR AND IN THE DOCUMENTS EXPRESSLY REFERRED TO IN THIS CIRCULAR.  IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO
YOU OR GIVES YOU ANY OTHER INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR OTHER INFORMATION AS
HAVING BEEN AUTHORIZED BY THE COMPANY.

Slide 2

Offer to active employees to exchange stock options granted in 2000 for Deferred Stock Units

For any grant, may exchange 0%, 50% or 100% of the option

Deferred Stock Units will vest and pay out as shares of common stock 25% on the Exchange Date (currently scheduled to be
November 29) in 2002, 2003, 2004 and 2005

Terms for retirement, disability, death, termination, and change in control similar to those for stock options

Slide 3

How were the exchange ratios determined?

1.  Calculated the Black-Scholes values of each option using standard methodology and the assumptions current as of October 11, 2001

    Effect
      +  Stock price=FMV=$15.485
-     -  Strike price=strike price of grant
-     -  Risk free rate=52-week average=5.1046%
      +  Volatility=36-month average=51.69%
-     -  Dividend yield=12-quarter average=3.58%
-     -  Forfeiture risk=10% based on historic data
      +  Remaining term=8.2356 years for EIX grants, 8.6027 years for EIXS

2.  Divided $15.485 by the Black-Scholes value

Slide 4

What factors affect the potential value to an offeree of the DSUs vs. the options?

         Expectations regarding direction, extent and timing of changes in the EIX stock price
         Timing of vesting and payout of DSUs
         Expectations regarding timing of stock option exercises
         Vesting schedule for DSUs vs. options and expectations re continued employment
                  Basic 2000 options are 25% vested, and another 25% vest January 2, 2002,
                           2003, 2004
                  Special 2000 options vest 25% May 18, 2002, 2003, 2004, 2005
                  DSUs vest and pay out on Exchange Date, 2002, 2003, 2004, 2005
         (continued on next slide)

Slide 5

Factors affecting potential value to an offeree of the DSUs vs. the options, continued

         Expectations regarding timing and amount of cash needs--e.g., tuition, real estate purchases
         Tax situation now and expected in the future
         Potential earnings on alternative investments
         Personal risk tolerance
         Expectations regarding continued solvency of EIX
         Other factors